Filed Pursuant to Rule 433

Registration No. 333-220479

November 27, 2017

WGL HOLDINGS, INC.

Pricing Term Sheet

$300,000,000 Floating Rate Notes due 2019

Issuer:	WGL Holdings, Inc.

Ratings (Moody’s / S&P / Fitch)*:	A3 (Negative) / A- (Negative) / A- (Negative Watch)

Security Type:	Floating Rate Senior Unsecured Notes

Offering Size:	$300,000,000

Pricing Date:	November 27, 2017

Settlement Date:	November 29, 2017 (T+2)

Interest Payment Dates:	February 28, May 29, August 29 and November 29, commencing February 28, 2018

Maturity Date:	November 29, 2019

Coupon:	Floating Rate - reset quarterly based on three-month LIBOR plus 40 bps

Public Offering Price:	100% per Note, plus accrued interest, if any, from November 29, 2017

Redemption Provisions:	Not redeemable prior to maturity

CUSIP / ISIN:	92924F AC0 / US92924FAC05

Joint Book-Running Managers:	TD Securities (USA) LLC Wells Fargo Securities, LLC

Co-Managers:	Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling TD Securities (USA) LLC toll free at 1-855-495-9846 and Wells Fargo Securities, LLC toll-free at 1-800-645-3751.